Exhibit 99.1

Acushnet Holdings Corp. Announces
Third Quarter and Year-to-Date 2018 Financial Results,
Declares Quarterly Cash Dividend
Third Quarter 2018 Financial Results

•	Third quarter net sales of $370.4 million, up 6.7% year over year, up 7.0% in constant currency

•	Year-to-date net sales of $1,290.4 million, up 6.7% year over year, up 4.4% in constant currency

•	Third quarter net income attributable to Acushnet Holdings Corp. of $7.1 million, down 23.6% year over year

•	Year-to-date net income attributable to Acushnet Holdings Corp. of $88.5 million, up 10.1% year over year

•	Third quarter Adjusted EBITDA of $38.3 million, up 18.9% year over year

•	Year-to-date Adjusted EBITDA of $194.8 million, up 6.7% year over year
Quarterly Cash Dividend

•	Quarterly cash dividend of $0.13 per share; $9.7 million on an aggregate basis for the quarter
FAIRHAVEN, MA – November 1, 2018 – Acushnet Holdings Corp. (NYSE: GOLF) ("Acushnet"), a global leader in the design, development, manufacture and distribution of performance-driven golf products, today reported financial results for the three and nine months ended September 30, 2018.
“I am pleased to report that the Acushnet team continues to execute well on our enduring mission to steward two of the most revered brands in golf - Titleist and FootJoy,” said David Maher, Acushnet’s President and Chief Executive Officer. “Our solid third quarter results, performance year to date and positive momentum highlight the strength of our strategy and proven ability to execute. At our core, Titleist Pro V1 golf balls continue to lead the field by a wide margin, accounting for 73% of balls played on the worldwide tours during the 2018 season and 71% of worldwide wins, including all four men’s Major Championships and all five women’s Major Championships. We believe this continued pyramid of influence validation drives dedicated golfers around the world to understand and appreciate Titleist Pro V1 as the clear performance and quality leader.”

“Our results in the quarter and year to date were driven by our equipment innovation engine, which has successfully launched new Titleist Ball, Club and Gear and FootJoy Performance Wear products throughout 2018”, continued Maher. “Keys to our sales growth in the quarter included the launch of our new TS drivers and fairways - one of our more successful and comprehensive metals introductions - and the continued strong performance of the new AVX, Tour Soft and Velocity golf balls. In addition, the new 2018 Vokey SM7 wedges, Scotty Cameron Select putters and Titleist 718 irons all continued their strong performance in the quarter. We note that each of these successful, new products was launched within the past 12 months. Looking forward, we are optimistic about our pipeline of new products across all categories and are confident in our ability to maintain this innovation, performance and quality momentum as we head into next season.”
Summary of Third Quarter 2018 Financial Results

	Three months ended September 30,		Increase/(Decrease)		Constant Currency Increase/(Decrease)
(in millions)	2018	2017	$ change	% change	$ change	% change
Net sales	$370.4	$347.3	$23.1	6.7%	$24.4	7.0%
Net income attributable to Acushnet Holdings Corp	$7.1	$9.3	$(2.2)	(23.6)%
Adjusted EBITDA	$38.3	$32.2	$6.1	18.9%

Consolidated net sales for the quarter increased by 6.7%, up 7.0% on a constant currency basis, driven by increased sales of Titleist golf clubs primarily driven by higher sales volume of drivers and fairways resulting from our newly introduced TS models and wedges and increased sales of Titleist golf balls primarily driven by a sales volume increase attributed to our AVX premium performance golf balls.
On a geographic basis, consolidated net sales in the United States increased by 10.7% in the quarter. Net sales in regions outside the United States were up 2.1%, up 2.9% on a constant currency basis. On a constant currency basis, Korea was up 4.2% and EMEA up 3.8%.
Segment specifics:

•
6.0% increase in net sales (6.2% increase on a constant currency basis) of Titleist golf balls primarily driven by a sales volume increase attributed to our new AVX premium performance golf balls launched in the second quarter.

•
16.9% increase in net sales (17.4% increase on a constant currency basis) of Titleist golf clubs primarily driven by higher sales volume of drivers and fairways resulting from our newly introduced TS models launched in the third quarter and higher sales volume and higher average selling prices of our wedges launched in the first quarter of 2018.

•
1.3% decrease in net sales (1.0% decrease on a constant currency basis) of Titleist golf gear. This decrease was primarily due to a sales volume decline in travel gear, largely offset by a sales volume increase in Titleist gloves and higher average selling prices across all categories of the gear business.

•
0.8% decrease in net sales (0.3% decrease on a constant currency basis) in FootJoy golf wear primarily resulted from a sales volume decline in footwear partially offset by a sales volume increase in apparel.

Net income attributable to Acushnet decreased by $2.2 million to $7.1 million, down 23.6% year over year, primarily as a result of an increase in income tax expense, which was partially offset by an increase in income before taxes. The increase in income tax expense was due to an unfavorable discreet, non-cash, tax adjustment of $5.1 million, related to the transition tax originally recorded in 2017, which resulted from clarifications that were issued by the U.S. Treasury during the quarter.
Adjusted EBITDA was $38.3 million, up 18.9% year over year. Adjusted EBITDA margin was 10.4% for the third quarter versus 9.3% for the prior year period.
Summary of First Nine Months 2018 Financial Results

	Nine months ended September 30,		Increase/(Decrease)		Constant Currency Increase/(Decrease)
(in millions)	2018	2017	$ change	% change	$ change	% change
Net sales	$1,290.4	$1,208.9	$81.5	6.7%	$53.6	4.4%
Net income attributable to Acushnet Holdings Corp	$88.5	$80.4	$8.1	10.1%
Adjusted EBITDA	$194.8	$182.5	$12.3	6.7%

Consolidated net sales for the first nine months increased by 6.7%, up 4.4% on a constant currency basis, driven by an increase of Titleist golf clubs due to higher sales volumes of irons and wedges and increased sales of Titleist golf balls driven by a sales volume increase attributed to our AVX premium performance golf balls.
On a geographic basis, consolidated net sales in the United States increased by 7.0% in the nine month period. Net sales in regions outside the United States were up 6.4%, up 1.6% on a constant currency basis with Korea up 2.5%, rest of world up 2.2%, and EMEA up 1.6%.
Segment specifics:

•
3.7% increase in net sales (2.0% increase on a constant currency basis) of Titleist golf balls primarily driven by a sales volume increase attributed to our new AVX premium performance golf balls and our Tour Soft and Velocity performance golf balls launched in the second quarter and first quarter, respectively, partially offset by a sales volume decline in Pro V1 and Pro V1x golf balls which are in their second model year.

•
19.2% increase in net sales (16.9% increase on a constant currency basis) of Titleist golf clubs primarily driven by higher sales volumes of our iron series introduced in the third quarter of 2017, our wedges launched in the first quarter of 2018 and our newly introduced TS drivers and TS fairways, which were launched in the third quarter of 2018, partially offset by lower sales volumes of our previous generation drivers and fairways.

•
0.1% increase in net sales (2.4% decrease on a constant currency basis) of Titleist golf gear. The decrease in constant currency was primarily due to a sales volume decline in our travel gear and golf bag categories, partially offset by higher average selling prices across all categories of the gear business.

•
1.3% increase in net sales (1.3% decrease on a constant currency basis) in FootJoy golf wear. The decrease in constant currency primarily resulted from a sales volume decline in footwear, partially offset by higher average selling prices across all FootJoy categories and a sales volume increase in apparel.

Net income attributable to Acushnet improved by $8.1 million to $88.5 million, up 10.1% year over year, primarily as a result of an increase in income from operations, partially offset by an unfavorable discreet, non-cash, tax adjustment of $3.6 million, related to the transition tax originally recorded in 2017, which resulted from clarifications that were issued by the U.S. Treasury during the nine months ended September 30, 2018.
Adjusted EBITDA was $194.8 million, up 6.7% year over year. Adjusted EBITDA margin was 15.1% for the first nine months, unchanged from the prior year period.

Declares Quarterly Cash Dividend
Acushnet's board of directors today declared a quarterly cash dividend in an amount of $0.13 per share of common stock. The dividend will be payable on December 14, 2018, to stockholders of record on November 30, 2018. The number of shares outstanding as of October 26, 2018 was 74,760,062.

2018 Outlook

•	Consolidated net sales are expected to be approximately $1,620 to 1,630 million.

•	Consolidated net sales on a constant currency basis are expected to be in the range of up 2.1% to 2.8%.

•	Adjusted EBITDA is expected to be approximately $227 to 233 million.

Investor Conference Call
Acushnet will hold a conference call at 8:30 am (Eastern Time) on November 1, 2018 to discuss the financial results and host a question and answer session. A live webcast of the conference call will be accessible at www.AcushnetHoldingsCorp.com/ir. A replay archive of the webcast will be available shortly after the call concludes.

About Acushnet Holdings Corp.
We are the global leader in the design, development, manufacture and distribution of performance-driven golf products, which are widely recognized for their quality excellence. Driven by our focus on dedicated and discerning golfers and the golf shops that serve them, we believe we are the most authentic and enduring company in the golf industry. Our mission - to be the performance and quality leader in every golf product category in which we compete - has remained consistent since we entered the golf ball business in 1932. Today, we are the steward of two of the most revered brands in golf – Titleist, one of golf’s leading performance equipment brands, and FootJoy, one of golf’s leading performance wear brands. Additional information can be found at www.acushnetholdingscorp.com.
Forward-Looking Statements
This press release includes forward-looking statements that reflect our current views with respect to, among other things, our 2018 outlook, our operations and our financial performance. These forward-looking statements are included throughout this press release and relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information such as our anticipated consolidated net sales, consolidated net sales on a constant currency basis and adjusted EBITDA. We use words like “guidance,” “outlook,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable” and similar terms and phrases to identify forward-looking statements in this press release.

The forward-looking statements contained in this press release are based on management’s current expectations and are subject to uncertainty and changes in circumstances. We cannot assure you that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. Important factors that could cause or contribute to such differences include: a reduction in the number of rounds of golf played or in the number of golf participants; unfavorable weather conditions may impact the number of playable days and rounds played in a given year; macroeconomic factors may affect the number of rounds of golf played and related spending on golf products; demographic factors may affect the number of golf participants and related spending on our products; a significant disruption in the operations of our manufacturing, assembly or distribution facilities; our ability to procure raw materials or components of our products; a disruption in the operations of our suppliers; cost of raw materials and components; currency transaction and translation risk; our ability to successfully manage the frequent introduction of new products; our reliance on technical innovation and high-quality products; changes to the Rules of Golf with respect to equipment; our ability to adequately enforce and protect our intellectual property rights; involvement in lawsuits to protect, defend or enforce our intellectual property rights; our ability to prevent infringement of intellectual property rights by others; recent changes to U.S. patent laws and proposed changes to the rules of the U.S. Patent and Trademark Office; intense competition and our ability to maintain a competitive advantage in each of our markets; limited opportunities for future growth in sales of golf balls, golf shoes and golf gloves; our customers’ financial condition, their levels of business activity and their ability to pay trade obligations; a decrease in corporate spending on our custom logo golf balls; our ability to maintain and further develop our sales channels; consolidation of retailers or concentration of retail market share; our ability to maintain and enhance our brands; seasonal fluctuations of our business; fluctuations of our business based on the timing of new product introductions; risks associated with doing business globally; compliance with laws, regulations and policies, including the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation; our ability to secure professional golfers to endorse or use our products; negative publicity relating to us or the golfers who use our products or the golf industry in general; our ability to accurately forecast demand for our products; a disruption in the service or increase in cost, of our primary delivery and shipping services or a significant disruption at shipping ports; our ability to maintain our information systems to adequately perform their functions; cybersecurity risks; the ability of our eCommerce systems to function effectively; impairment of goodwill and identifiable intangible assets; our ability to attract and/or retain management and other key employees and hire qualified management, technical and manufacturing personnel; our ability to prohibit sales of our products by unauthorized retailers or distributors; our ability to grow our presence in existing international markets and expand into additional international markets; tax uncertainties, including potential changes in tax laws, unanticipated tax liabilities and limitations on utilization of tax attributes after any change of control; adequate levels of coverage of our insurance policies; product liability, warranty and recall claims; litigation and other regulatory proceedings; compliance with environmental, health and safety laws and regulations; our ability to secure additional capital on terms acceptable to us; our estimates or judgments relating to our critical accounting policies; our substantial leverage, ability to service our indebtedness, ability to incur more indebtedness and restrictions in the agreements governing our indebtedness; our exposure to market risks from changes in interest rates on our variable rate indebtedness and risks related to counterparty credit worthiness or non-performance of derivative financial instruments; our ability to pay dividends; and the other factors set forth in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 7, 2018 as it may be updated by our periodic reports subsequently filed with the SEC. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Media Contact:
AcushnetPR@icrinc.com
Investor Contact:
IR@AcushnetGolf.com

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2018	2017	2018	2017
Net sales	$370,427	$347,263	$1,290,366	$1,208,866
Cost of goods sold	181,489	174,159	622,944	586,381
Gross profit	188,938	173,104	667,422	622,485
Operating expenses:
Selling, general and administrative	148,653	141,514	471,706	440,959
Research and development	12,787	10,784	38,095	35,108
Intangible amortization	1,625	1,626	4,885	4,872
Income from operations	25,873	19,180	152,736	141,546
Interest expense, net	4,284	4,040	13,939	11,863
Other (income) expense, net	4,142	1,018	4,252	1,201
Income before income taxes	17,447	14,122	134,545	128,482
Income tax expense	10,098	3,488	43,737	44,180
Net income	7,349	10,634	90,808	84,302
Less: Net income attributable to noncontrolling interests	(286)	(1,316)	(2,354)	(3,854)
Net income attributable to Acushnet Holdings Corp.	$7,063	$9,318	$88,454	$80,448

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
(in thousands, except share and per share amounts)	2018	2017
Assets
Current assets
Cash and restricted cash ($8,801 and $13,086 attributable to the FootJoy golf shoe joint venture ("JV"))	$57,992	$47,722
Accounts receivable, net	241,488	190,851
Inventories ($9,588 and $13,692 attributable to the FootJoy JV)	324,968	363,962
Other assets	85,366	84,541
Total current assets	709,814	687,076
Property, plant and equipment, net ($10,603 and $10,240 attributable to the FootJoy JV)	223,852	228,922
Goodwill ($32,312 and $32,312 attributable to the FootJoy JV)	184,784	185,941
Intangible assets, net	475,799	481,234
Deferred income taxes	84,879	110,318
Other assets ($2,652 and $2,738 attributable to the FootJoy JV)	35,709	33,833
Total assets	$1,714,837	$1,727,324
Liabilities and Shareholders' Equity
Current liabilities
Short-term debt	$14,567	$20,364
Current portion of long-term debt	35,625	26,719
Accounts payable ($6,028 and $10,587 attributable to the FootJoy JV)	91,063	92,759
Accrued taxes	24,801	34,310
Accrued compensation and benefits	85,403	80,189
Accrued expenses and other liabilities ($2,864 and $2,719 attributable to the FootJoy JV)	75,224	52,442
Total current liabilities	326,683	306,783
Long-term debt and capital lease obligations	355,633	416,970
Deferred income taxes	10,110	9,318
Accrued pension and other postretirement benefits ($1,375 and $1,908 attributable to the FootJoy JV)	93,057	130,160
Other noncurrent liabilities ($5,350 and $4,689 attributable to the FootJoy JV)	15,764	16,701
Total liabilities	801,247	879,932
Shareholders' equity
Common stock, $0.001 par value, 500,000,000 shares authorized; 74,760,062 and 74,479,319 shares issued and outstanding	75	74
Additional paid-in capital	906,107	894,727
Accumulated other comprehensive loss, net of tax	(86,075)	(81,691)
Retained earnings	64,915	1,618
Total equity attributable to Acushnet Holdings Corp.	885,022	814,728
Noncontrolling interests	28,568	32,664
Total shareholders' equity	913,590	847,392
Total liabilities and shareholders' equity	$1,714,837	$1,727,324

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine months ended September 30,
(in thousands)	2018	2017
Cash flows from operating activities
Net income	$90,808	$84,302
Adjustments to reconcile net income to cash provided by (used in) operating activities
Depreciation and amortization	30,057	30,667
Unrealized foreign exchange loss (gain)	3,057	(2,885)
Amortization of debt issuance costs	1,040	990
Share-based compensation	13,780	11,576
Loss on disposals of property, plant and equipment	153	466
Deferred income taxes	23,202	28,415
Changes in operating assets and liabilities	(32,032)	(171,415)
Cash flows provided by (used in) operating activities	130,065	(17,884)
Cash flows from investing activities
Additions to property, plant and equipment	(20,662)	(12,781)
Other investing activity	(2,350)	—
Cash flows used in investing activities	(23,012)	(12,781)
Cash flows from financing activities
Repayments of short-term borrowings, net	(4,103)	(31,719)
Proceeds from delayed draw term loan A facility	—	100,000
Repayments of delayed draw term loan A facility	(38,750)	(3,750)
Repayment of term loan facilities	(14,063)	(14,064)
Debt issuance costs	(381)	—
Dividends paid on common stock	(29,338)	(26,802)
Dividends paid to noncontrolling interests	(6,450)	(2,400)
Payment of employee restricted stock tax withholdings	(2,634)	(903)
Cash flows (used in) provided by financing activities	(95,719)	20,362
Effect of foreign exchange rate changes on cash	(1,064)	4,354
Net increase (decrease) in cash	10,270	(5,949)
Cash and restricted cash, beginning of year	47,722	79,140
Cash and restricted cash, end of period	$57,992	$73,191

ACUSHNET HOLDINGS CORP.
Supplemental Net Sales Information (Unaudited)
Third Quarter Net Sales by Segment

	Three months ended				Constant Currency
	September 30,		Increase/(Decrease)		Increase/(Decrease)
(in thousands)	2018	2017	$ change	% change	$ change	% change
Titleist golf balls	$121,794	$114,950	$6,844	6.0%	$7,172	6.2%
Titleist golf clubs	99,018	84,676	14,342	16.9%	14,739	17.4%
Titleist golf gear	30,497	30,895	(398)	(1.3)%	(306)	(1.0)%
FootJoy golf wear	100,165	101,010	(845)	(0.8)%	(307)	(0.3)%
Third Quarter Net Sales by Region

	Three months ended				Constant Currency
	September 30,		Increase/(Decrease)		Increase/(Decrease)
(in thousands)	2018	2017	$ change	% change	$ change	% change
United States	$203,194	$183,495	$19,699	10.7%	$19,699	10.7%
EMEA	41,659	40,646	1,013	2.5%	1,534	3.8%
Japan	41,683	41,130	553	1.3%	749	1.8%
Korea	50,030	47,502	2,528	5.3%	1,998	4.2%
Rest of world	33,861	34,490	(629)	(1.8)%	428	1.2%
Total net sales	$370,427	$347,263	$23,164	6.7%	$24,408	7.0%

Nine Months Net Sales by Segment

	Nine months ended				Constant Currency
	September 30,		Increase/(Decrease)		Increase/(Decrease)
(in thousands)	2018	2017	$ change	% change	$ change	% change
Titleist golf balls	$418,911	$404,101	$14,810	3.7%	$8,002	2.0%
Titleist golf clubs	333,750	279,955	53,795	19.2%	47,221	16.9%
Titleist golf gear	120,664	120,585	79	0.1%	(2,854)	(2.4)%
FootJoy golf wear	360,367	355,750	4,617	1.3%	(4,675)	(1.3)%

Nine Months Net Sales by Region

	Nine months ended				Constant Currency
	September 30,		Increase/(Decrease)		Increase/(Decrease)
(in thousands)	2018	2017	$ change	% change	$ change	% change
United States	$675,223	$630,784	$44,439	7.0%	$44,439	7.0%
EMEA	182,375	166,533	15,842	9.5%	2,637	1.6%
Japan	139,299	135,607	3,692	2.7%	81	0.1%
Korea	164,679	153,354	11,325	7.4%	3,794	2.5%
Rest of world	128,790	122,588	6,202	5.1%	2,675	2.2%
Total net sales	$1,290,366	$1,208,866	$81,500	6.7%	$53,626	4.4%

ACUSHNET HOLDINGS CORP.
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)

Use of Non-GAAP Financial Measures
The Company reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). However, this release includes the non-GAAP financial measures of net sales in constant currency, Adjusted EBITDA and Adjusted EBITDA margin. These non-GAAP financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant to understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net sales, net income or other measures of profitability or performance under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly-titled measures used by other companies.
We use net sales on a constant currency basis to evaluate the sales performance of our business in period over period comparisons and for forecasting our business going forward. Constant currency information allows us to estimate what our sales performance would have been without changes in foreign currency exchange rates. This information is calculated by taking the current period local currency sales and translating them into U.S. dollars based upon the foreign currency exchange rates for the applicable comparable prior period. This constant currency information should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. Our presentation of constant currency information may not be consistent with the manner in which similar measures are derived or used by other companies.
Adjusted EBITDA represents net income attributable to Acushnet Holdings Corp. adjusted for income tax expense, interest expense, depreciation and amortization, share-based compensation expense, certain transaction fees, indemnification expense (income) from our former owner Beam Suntory, Inc. (formerly known as Fortune Brands, Inc.) (“Beam”), executive pension settlement, certain other non-cash (gains) losses, net and the net income relating to noncontrolling interests in our FootJoy golf shoe joint venture. We define Adjusted EBITDA in a manner consistent with the term “Consolidated EBITDA” as it is defined in our credit agreement.
We present Adjusted EBITDA as a supplemental measure because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance. Management uses Adjusted EBITDA to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding pricing of our products, go to market execution and costs to incur across our business.
We believe Adjusted EBITDA provides useful information to investors regarding our consolidated operating performance. By presenting Adjusted EBITDA, we provide a basis for comparison of our business operations between different periods by excluding items that we do not believe are indicative of our core operating performance.
Adjusted EBITDA is not a measurement of financial performance under GAAP. It should not be considered an alternative to net income attributable to Acushnet Holdings Corp. as a measure of our operating performance or any other measure of performance derived in accordance with GAAP. In addition, Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items, or affected by similar non-recurring items. Adjusted EBITDA has limitations as an analytical tool, and you should not consider such measure either in isolation or as a substitute for analyzing our results as reported under GAAP. Our definition and calculation of Adjusted EBITDA is not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation.
We also use Adjusted EBITDA margin on a consolidated basis, which measures our Adjusted EBITDA as a percentage of net sales, because our management uses it to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding pricing of our products, go to market execution and costs to incur across our business. We present Adjusted EBITDA margin as a supplemental measure of our operating performance because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance. Adjusted EBITDA margin is not a measurement of financial performance under GAAP. It should not be considered an alternative to any measure of performance derived in accordance with GAAP.
The following table presents reconciliations of net income attributable to Acushnet Holdings Corp. to Adjusted EBITDA for the periods presented (dollars in thousands):

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
Net income attributable to Acushnet Holdings Corp.	$7,063	$9,318	$88,454	$80,448
Income tax expense	10,098	3,488	43,737	44,180
Interest expense, net	4,284	4,040	13,939	11,863
Depreciation and amortization	9,345	10,214	30,057	30,667
Share-based compensation	4,670	3,674	13,780	11,576
Transaction fees	470	—	470	146
Beam indemnification expense (income)(a)	(68)	145	(181)	342
Executive pension settlement(b)	2,543	—	2,543	—
Other non-cash (gains) losses, net	(350)	(17)	(389)	(613)
Net income attributable to noncontrolling interests	286	1,316	2,354	3,854
Adjusted EBITDA	$38,341	$32,178	$194,764	$182,463
Adjusted EBITDA margin	10.4%	9.3%	15.1%	15.1%

(a)	Reflects the non‑cash charges related to the indemnification obligations owed to us by Beam that are included when calculating net income attributable to Acushnet Holdings Corp.

(b)
In the third quarter of 2018, our former Chief Executive Officer received lump-sum pension benefit payments in connection with his retirement, which resulted in a non-cash settlement expense of $2.5 million.

A reconciliation of non-GAAP Adjusted EBITDA, as forecasted for 2018, to the closest corresponding GAAP measure, net income (loss), is not available without unreasonable efforts on a forward-looking basis due to the high variability and low visibility of certain charges that may impact our GAAP results on a forward-looking basis, such as the measures and effects of share- based compensation and adjustments related to the indemnification obligations owed to us by Beam.